Appleton Reports Second Quarter 2010 Results

APPLETON, Wis., Aug. 9 /PRNewswire/ --

Second Quarter 2010 financial highlights compared to second quarter 2009 include:

  Net sales of $220.8 million were up 12.7%
  Net sales of thermal papers were up 23.7%; shipments up approximately 31%
  Net sales of Encapsys® were up 25.0%; shipments up approximately 47%
  Net sales of carbonless papers were up 10.9%; shipments up nearly 17%

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Appleton's second quarter 2010 net sales of $220.8 million increased 12.7 percent compared to second quarter 2009 due to stronger shipment volumes and increased market share. Appleton reported a second quarter 2010 net loss from continuing operations of $17.0 million compared to $6.5 million of income from continuing operations in second quarter 2009.

Second quarter 2010 results were negatively impacted by unfavorable price and mix and increasing raw materials prices. Selling, general and administrative expenses and interest expense increased $5.5 million and $3.9 million, respectively, compared to the second quarter 2009. Second quarter 2009 results included an $8.0 million alternative fuels tax credit as a reduction to cost of sales and a $0.8 million gain recorded for the recovery of a note receivable associated with the 2008 sale of a subsidiary.

Appleton's net sales for the first six months of 2010 were $430.8 million, an increase of 10.0 percent compared to net sales for first half 2009. Appleton reported a loss from continuing operations of $26.0 million for the six months ended July 4, 2010, compared to income from continuing operations of $7.4 million for the same period last year. This $33.4 million swing was caused by unfavorable price and mix and higher raw material and utility costs in 2010, and by an $8.0 million alternative fuels tax credits recorded as a reduction to cost of sales in 2009. Moreover, during the first six months of 2010, $5.5 million of debt extinguishment expenses were recorded as a result of the February 2010 voluntary refinancing. This compares to $5.4 million of debt extinguishment income recorded during the first six months of 2009. These items were partially offset by stronger shipment volumes, reduced manufacturing costs and an $8.2 million environmental insurance recovery recorded during the first half 2010.

"Our shipment volumes and revenue grew across all our product lines through a combination of increased demand and market share gains," said Mark Richards, Appleton's chairman, president and chief executive officer.

"The response to our new Superior carbonless sheet product has been excellent, driving volume growth. Our thermal paper volumes continue to grow much faster than the market, both domestically and internationally, as we leverage the world-class capabilities of our new thermal coater. Our Encapsys microencapsulation unit continues to grow at an exceptional pace; shipment volumes were up 47% in the quarter compared to the same period last year," Richards said.

"Our second quarter results were consistent with the outlook we provided after the first quarter," said Richards.  The Company successfully responded to some considerable, but expected challenges. "We implemented numerous price increases during the first half of the year to offset the impact of rapidly rising pulp prices," said Richards. "While the benefits of these increases will become more apparent in the second half of the year, we anticipated that they would have little impact in the second quarter." He added that the Company's ongoing focus on lean manufacturing and waste reduction did enable it to continue to reduce controllable operating costs.

Second Quarter and First Half Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	July 4, 2010	July 5, 2009	July 4, 2010	July 5, 2009

Carbonless Papers	$ 128,001	$ 115,383	$ 4,440	$ 20,314
Thermal Papers	87,151	70,455	(2,306)	(2,227)
Encapsys	11,887	9,510	1,614	828
Performance Pkg. (a)	--	6,464	--	108
Other (Unallocated)	--	--	(1,329)	(569)
Intersegment (b)	(6,255)	(5,872)	(1,079)	(896)
	$ 220,784	$ 195,940	$ 1,340	$ 17,558

	Net Sales for the		Operating Income (Loss) for the
	Six Months Ended		Six Months Ended
	July 4, 2010	July 5, 2009	July 4, 2010	July 5, 2009

Carbonless Papers	$ 252,625	$ 235,901	$ 12,725	$ 31,875
Thermal Papers	167,376	135,485	(4,361)	(5,743)
Encapsys	23,355	18,719	3,147	1,170
Performance Pkg. (a)	--	13,630	--	185
Other (Unallocated)	--	--	5,232	(1,103)
Intersegment (b)	(12,564)	(12,023)	(2,227)	(1,670)
	$ 430,792	$ 391,712	$ 14,516	$ 24,714
(a) C&H Packaging Company, Inc. (b) Represents the portion of the Encapsys segment relating to encapsulated products provided internally for the production of carbonless papers.

Paper Business

Second quarter 2010 net sales of $215.2 million within the Company's paper business were $29.3 million, or 15.8 percent, higher than second quarter 2009 due to a nearly 22 percent increase in shipment volumes. Carbonless net sales increased $12.6 million, or 10.9 percent, compared to second quarter 2009, primarily due to increased international demand and to the launch of the Company's new Superior carbonless sheet product. Net sales of thermal papers increased $16.7 million, or 23.7 percent, compared to the prior year quarter, due to increased shipment volumes of approximately 31 percent.

Second quarter 2010 operating income of $2.1 million decreased $16.0 million from second quarter 2009 due to unfavorable price and mix (-$11.2 million), inflation of raw materials and utilities (-$8.2 million), alternative fuels tax credit recorded in 2009 (-$8.0 million) and higher distribution costs and other expenses  (-$3.0 million) offset by higher shipment volumes (+$5.8 million), reduced manufacturing costs (+$3.6 million), reductions in mill curtailments to match customer demand (+$2.5 million), and reduced start-up costs of the thermal coater at the West Carrollton, Ohio paper mill (+$2.5 million).

First half 2010 paper business net sales of $420.0 million were $48.6 million, or 13.1 percent, higher than first half 2009 due to a nearly 21 percent increase in shipment volumes. Carbonless net sales increased $16.7 million, or 7.1 percent, compared to first half 2009, primarily due to increased international demand as well as the launch of the Company's new Superior carbonless sheet product. Net sales of thermal papers increased $31.9 million, or 23.5 percent, compared to the prior year, due to increased shipment volumes of approximately 33 percent.

First half 2010 paper business operating income of $8.4 million decreased $17.8 million from that of first half 2009 due to unfavorable price and mix (-$29.3 million), inflation of raw materials and utilities (-$10.6 million), alternative fuels tax credit recorded in 2009 (-$8.0 million) and higher distribution costs and other  (-$3.4 million) offset by reduced manufacturing costs (+$12.5 million), higher shipment volumes (+$9.3 million), reductions in mill curtailments to match customer demand (+$6.3 million), and reduced start-up costs of the thermal coater at the West Carrollton, Ohio paper mill (+$5.4 million).

Encapsys

Encapsys second quarter 2010 net sales of $11.9 million were $2.4 million, or 25.0 percent, higher than second quarter 2009. Second quarter 2010 volumes were approximately 47 percent higher than the prior year quarter. This increase in net sales contributed to a $0.8 million quarter-over-quarter increase in operating income.

During the first half of 2010, Encapsys net sales totaled $23.4 million which was $4.6 million, or 24.8% higher than first half 2009.  Year-to-date 2010 operating income was $3.1 million compared to $1.2 million for the first six months of 2009.

Performance Packaging

On July 2, 2010, Appleton entered into a stock purchase agreement with NEX Performance Films Inc. ("Films"), an entity affiliated with Mason Wells Buyout Fund II, Limited Partnership, whereby Appleton agreed to sell all of the outstanding capital stock of American Plastics Company, Inc. ("APC") and New England Extrusion Inc. ("NEX") for a cash purchase price of $58 million. This transaction closed on July 22, 2010, with Appleton receiving $56 million at the time of closing and $2 million held in escrow, on behalf of Appleton, for the next 12 months to satisfy potential claims under the stock purchase agreement with Films.

The operating results of APC and NEX have been reclassified and are now reported as discontinued operations for all periods presented. APC and NEX comprised the performance packaging business segment following the sale of C&H Packaging Company, Inc. in December 2009.

Other (Unallocated)

Other (unallocated) includes costs associated with new business development activities and unallocated corporate expenses. Current quarter costs increased $0.8 million from second quarter 2009.  Year-to-date 2010 expense was $6.3 million lower than 2009 due to the recording of the $8.2 million Fox River insurance recovery during first quarter 2010.

Balance Sheet

At the end of second quarter 2010, the Company held cash balances totaling $3.9 million compared to cash balances of $10.0 million at year-end 2009. At July 4, 2010, total debt increased to $603.3 million compared to $550.1 million at year-end 2009. Debt rose as a result of increased business activity and strategic purchases of raw material inventories to reduce the impact of announced price increases. During the first six months of 2010, the Company used $29.1 million of cash in operations largely as the result of a $33.2 million increase in working capital. Higher net sales and increased international sales, which carry longer payment terms, caused a $31.1 million increase in accounts receivable. At the end of the second quarter, the Company had approximately $31.5 million of liquidity. Liquidity will increase significantly as a result of the July sale of the Performance Packaging operations. Appleton invested $6.8 million on capital projects and used $14.5 million of cash for other financing activities, including mandatory repayments of debt and net redemption of common stock.

Outlook

Richards said the market gains the Company achieved in the first half of the year provide a strong foundation on which to build improved profitability in the second half of the year. "We are growing our market-leading positions in carbonless and thermal, have a strong portfolio of products and a focused, cost-effective manufacturing network to serve our customers," said Richards.

"Recent media attention highlighting the fact that Appleton is the only thermal paper producer not using BPA in any of its products has spiked demand for our receipt paper. As a result, I expect demand will remain elevated for the thermal business during the second half of the year. I expect our carbonless product mix to improve during the second half as we focus more on domestic opportunities arising from the popularity and performance of our new Superior carbonless sheet product," Richards stated.

The Encapsys unit is expected to continue its rapid growth in the specialty chemical and delivery solutions market and exceed its strong first half performance.

The Company's paper mill in West Carrollton, Ohio, returned to full operation in early August following the July collapse of a coal silo that disrupted production at the mill. The Company believes that this incident will not adversely affect its consolidated financial statements due to the rapid response of all Appleton employees and comprehensive insurance coverage.

Richards stated that the Company will continue its disciplined approach to improving operational efficiencies, reducing waste, controlling spending and increasing cash flow. "During the second half of the year we expect some relief from rising raw material prices and to realize benefit from the price increases we implemented earlier this year," said Richards. "We expect to see stable sales volumes, and profit margins continue to recover."

Earnings release conference call

Appleton will host a conference call to discuss its second quarter 2010 results on Tuesday, August 10, 2010, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through September 9.

About Appleton

Appleton creates product solutions through its development and use of coating formulations, coating applications and encapsulation technology. The Company produces carbonless papers, thermal papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, and Pennsylvania, employs approximately 2,000 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements

This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seek" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K for the year ended January 2, 2010. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1 Appleton Papers Inc. Consolidated Statements of Operations (unaudited) (dollars in thousands)
	For the Three Months Ended	For the Three Months Ended
	July 4, 2010	July 5, 2009

Net sales	$ 220,784	$ 195,940
Cost of sales	184,126	148,540

Gross profit	36,658	47,400

Selling, general and administrative expenses	35,318	29,842

Operating income	1,340	17,558

Other expense (income)
Interest expense	16,746	12,830
Interest income	(35)	(21)
Foreign exchange loss (gain)	1,623	(881)
Other income	--	(820)

(Loss) income before income taxes	(16,994)	6,450

Provision (benefit) for income taxes	45	(72)

(Loss) income from continuing operations	(17,039)	6,522

Discontinued operations
Income from discontinued operations, net of income taxes	1,302	722

Net (loss) income	$ (15,737)	$ 7,244

Other Financial Data:

Depreciation and amortization of intangible assets	$ 12,411	$ 14,226

Table 2 Appleton Papers Inc. Consolidated Statements of Operations (unaudited) (dollars in thousands)
	For the Six Months Ended	For the Six Months Ended
	July 4, 2010	July 5, 2009

Net sales	$ 430,792	$ 391,712
Cost of sales	354,326	305,034

Gross profit	76,466	86,678

Selling, general and administrative expenses	70,131	61,964
Environmental expense insurance recovery	(8,181)	--

Operating income	14,516	24,714

Other expense (income)
Interest expense	33,668	24,222
Debt extinguishment expense (gain), net	5,532	(5,380)
Interest income	(45)	(37)
Foreign exchange loss (gain)	1,360	(602)
Other income	--	(820)

(Loss) income before income taxes	(25,999)	7,331

Benefit for income taxes	(46)	(98)

(Loss) income from continuing operations	(25,953)	7,429

Discontinued operations
Income from discontinued operations, net of income taxes	2,854	978

Net (loss) income	$ (23,099)	$ 8,407

Other Financial Data:

Depreciation and amortization of intangible assets	$ 24,714	$ 28,321

Table 3
Appleton Papers Inc.
Consolidated Balance Sheets
(unaudited) (dollars in thousands)

	July 4, 2010	January 2, 2010

Cash and cash equivalents	$ 3,919	$ 9,963
Accounts receivable	108,695	81,485
Inventories	111,764	112,346
Other current assets	51,845	54,758
Assets of discontinued operations	20,977	17,772
Total current assets	297,200	276,324

Property, plant and equipment, net	367,691	385,129

Other long-term assets	76,832	96,195

Assets of discontinued operations	39,171	40,332

Total assets	$ 780,894	$ 797,980

Accounts payable	$ 51,407	$ 55,384
Other current liabilities	107,231	102,536
Liabilities of discontinued operations	6,538	5,733
Total current liabilities	165,176	163,653

Long-term debt	582,026	544,113

Other long-term liabilities	159,648	189,608
Total equity	(125,956)	(99,394)

Total liabilities & equity	$ 780,894	$ 797,980

CONTACT:  Bill Van Den Brandt, Manager, Corporate Communications of Appleton, +1-920-991-8613, bvandenbrandt@appletonideas.com